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Exhibit 10.3

                      PRODUCT SUPPLY AND PURCHASE AGREEMENT

This Product Supply and Purchase Agreement ("Agreement") is entered into this 1st day of October, 2009 ("Effective Date") by and between Franklin Wireless Corporation, a Nevada corporation, with its principal office at 5440 Morehouse Drive, Suite 1000, San Diego, CA 92121, USA (hereinafter referred to as "Franklin"), and Diffon Corporation, a Republic of Korea corporation, with its principal office at Digital Tower Aston Suite 1505 505-15 Gasan, Geumcheon, Seoul 153803, Republic of Korea (hereinafter referred to as "Diffon"). Franklin and Diffon are referred to individually as "Party" and collectively as the "Parties."

                                    RECITALS

      Whereas, Diffon is in the business of designing, developing, and manufacturing wireless technologies and communication products;

      Whereas, Franklin desires to purchase the Products (as defined below) from Diffon;

      Whereas, Diffon desires to sell the Products and provide services related thereto to Franklin on a world-wide exclusive basis, as described in, and in accordance with the terms and conditions of, this Agreement;

      NOW, THEREFORE, in consideration of the promises and mutual obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Diffon and Franklin agree as follows:

ARTICLE 1 - SCOPE OF AGREEMENT; DEFINITIONS

1.1 SCOPE. This Agreement is to define the general business relationship between the Parties relating to (i) the Products supplied by Diffon to Franklin; (ii) the terms and conditions by which both Parties must abide; and (iii) any purchase by Franklin of the Products.

1.2 DEFINITIONS.

(a) "Products" means all wireless data products, including without limitation, modems and modules designed, developed, produced, marketed and/or manufactured by Diffon, including, but not limited to, those products specifically identified in the attached EXHIBIT A.

(b)   "Territory" means the entire world.

ARTICLE 2 - APPOINTMENT; RESPONSIBILITIES

2.1. APPOINTMENT AND RELATIONSHIP. Subject to the terms and conditions of this Agreement, Diffon hereby appoints Franklin as the exclusive buyer for the Products produced by Diffon, subject to Franklin selling the Products in the Territory according to the terms and conditions in subsection 2.2 below.


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2.2. RESPONSIBILITIES OF FRANKLIN. Franklin hereby accepts such appointment as the exclusive buyer for the Products in the Territory and agrees that it shall use its commercially reasonable efforts to promote sales of the Products within the Territory.

2.3. RESPONSIBILITIES AND REPRESENTATIONS AND WARRANTIES OF DIFFON.

(a)   During the Term (as defined in Section 3 below):

      (i) Diffon shall manufacture and supply the Products exclusively to Franklin for the sales of Products in the Territory during the Term. Diffon shall not manufacture, supply, sell, market, and/or distribute the Products to any entity or individual other than Franklin or an affiliate of Franklin during the Term; provided that, in the event that Franklin elects not to sell the Products in a particular region or area in which it cannot effectively sell the Products (the "Non Covered Region") Diffon may, upon receipt of written notice by Franklin, distribute, market and sell the Products, using the Franklin Wireless brand, only in the Non Covered Region.

      (ii) The Products shall be branded as "Franklin Wireless," unless otherwise agreed upon by the Parties in writing.

      (iii) Diffon shall inform Franklin in writing of all inquiries and/or orders for the Products that Diffon receives, directly or indirectly, from potential customers in the Territory.

      (iv) Franklin may dispatch Franklin's buyers and/or customers to Diffon's factory for an inspection, study, and tour.

      (v) Diffon shall furnish to Franklin, at no cost, a reasonable quantity of available catalogues, quotation sheets, specifications and technical data for use in the promotion and sales of the Products in the Territory.

      (vi) Diffon shall supply the Products according to all reasonable requirements of Franklin.

      (vii) Diffon shall obtain Franklin's prior written approval for any OEM business it desires to conduct with any entity or individual other than Franklin.

(b) Diffon represents and warrants that the following are true and accurate as of the Effective Date of this Agreement, and will survive the execution of this
Agreement:

      (i) Diffon has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All requisite action has been taken by Diffon in connection with entering into this Agreement and the consummation of the transactions contemplated by this Agreement. The individual executing this Agreement on behalf of Diffon has/have the legal power, right, and actual authority to bind Diffon to the terms and conditions of this Agreement.

      (ii) Diffon has a staff of skilled employees or other laborers, tools, and facilities necessary and appropriate to perform its obligations as and when set forth in this Agreement.

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      (iii) Neither the execution and delivery of this Agreement, nor the incurrence of the obligations set forth in this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with the terms of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, loan, or other agreement or instrument of which Diffon is a party.

ARTICLE 3 - TERM & TERMINATION

3.1 TERM. This Agreement shall commence as of the Effective Date and continue for a period of three (5) years ("Initial Term"). Following the expiration of the Initial Term, and unless otherwise notified by Franklin in writing, this Agreement shall automatically, without notice, renew for three (3) year periods (each, a "Renewal Period"). For the avoidance of doubt, each three (3) year period following the Initial Term is considered a Renewal Period. The Initial Term and any Renewal Period(s) shall be collectively referred to as the "Term."

3.2 TERMINATION.

(a) Franklin may terminate this Agreement at any time upon written notice and subject to the cure provisions set forth in clause (i) such termination will be effective immediately upon the date set forth in the notice if Diffon: (i) commits a material breach of any material provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice describing such breach in reasonable detail from Franklin; provided, however, if such breach is of a nature that it can not reasonably be cured within thirty
(30) days, then Diffon shall have an additional reasonable period, up to ninety
(90) days, to cure such breach, providing it immediately commences and thereafter diligently prosecutes such cure to completion; or (ii) sells, assigns, exchanges, transfers or otherwise disposes of (in one transaction or a series of transactions) all or substantially all of its assets;

(b) Franklin may terminate this Agreement at any time upon written notice, and such termination will be effective immediately upon the date set forth in the notice, if (i) Diffon attempts to sell, assign, delegate or transfer any of its rights and/or obligations under this Agreement including without limitation by merger, operation of law or otherwise without having obtained Franklin's prior written consent thereto, or (ii) if there is any material change in the management, ownership or control of Diffon; and

(c) Diffon may terminate this Agreement at any time upon written notice, and such termination will be effective immediately upon the date set forth in the notice, if (i) C-Motech Co., Ltd acquires a majority interest in Franklin; or
(ii) during any six (6) month period Franklin does not sell any Products in the Territory.

Notwithstanding the forgoing, Diffon's obligations under this Agreement shall remain in full effect while any purchase order ("Purchase Order") is open and/or unfulfilled.


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ARTICLE 4 - CERTIFICATION

4.1 PRODUCT CERTIFICATIONS. As required by all Purchase Orders issued by Franklin to Diffon, Diffon shall ensure that the Products comply at all times with any and all United States federal, state and municipal statutes, laws, codes and regulations including any Federal Communications Commission ("FCC") and CDG and GCF/PTCRB testing regulations and any other governmental requirements of the countries in which Franklin sells and distributes the Products that may apply to the content, composition, packaging, labeling, shipment and operation of the Products.

4.2 PRODUCT CERTIFICATION AND TESTING COSTS. Diffon shall be responsible for the costs of supporting all necessary testing of Products as required to approve the Products on the carrier system. This includes, without limitation, CDG and GCF/PTCRB, IOT tests, carrier prescribed tests, HAC, and any other industry standard testing required by Franklin's customers. Diffon shall pay for all certification and testing costs, including without limitation, FCC certification and testing. Diffon shall be responsible for all costs associated with supporting the testing, including engineering, staff, expenses, all other costs related to the testing and approval of the Products, and the necessary testing as described in Section 4.1 of this Agreement.

4.3 CERTIFICATION FAILURE. If any Product, in connection with this Agreement, fails any certification that is required or requested and which is not an elective certification, Diffon shall be responsible for and shall hold Franklin harmless from any cost, claim or liability that arises from such failure, including, without limitation, the retesting, reconfiguration, software, development, and/ or any other technical or non-technical issue that arises from the resolution of a failed certification test.

ARTICLE 5 - FORECASTS; FUTURE MANUFACTURING; PRICING AND PURCHASING

5.1 PRODUCT FORECASTS. Franklin shall work closely with Diffon to create and communicate Product forecasts and planning efforts (each, a "Product Forecast"). Diffon shall begin the procurement process for all orders as Franklin requests. All Product Forecasts shall be non-binding and for planning purposes only, unless otherwise agreed in writing by both Parties. From time to time Franklin may offer a firm Product Forecast for which the following rules apply, unless otherwise agreed upon in writing: (a) quantities stated for the first month of each Product Forecast must equal one hundred percent (100%) of the quantities forecast for the second month of the immediately preceding Product Forecast; (b) quantities stated for the second month of each Product Forecast must not be less than seventy percent (70%), or more than one hundred thirty percent (130%), of the quantities forecast for the third month of the immediately preceding Product Forecast; and (c) quantities stated for the next four (4) months of each Product Forecast shall be for planning purposes only and are non-binding.

5.2 FUTURE MANUFACTURING. All future manufacturing of the Products shall require the prior written consent of Franklin. Diffon may use the C-Motech, Ltd. facilities to manufacture the Products; provided that (a) the terms of manufacturing are mutually beneficial to the Parties and (b) Franklin provides its prior written approval, which may be conditioned, delayed or withheld in its sole and absolute discretion.

5.3 PRICING. Pricing shall be on a Product by Product basis, as specified in EXHIBIT B. EXHIBIT B may be amended from time to time to accommodate new Products and or new pricing for any such Products as agreed upon by the Parties.

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5.4 PRODUCT LEAD TIME. Unless otherwise agreed upon in writing, Franklin shall submit all Purchase Orders in writing at least forty (40) days prior to the expected delivery date for Franklin's customer. Diffon shall provide updated and detailed production information on all Purchase Orders which have been accepted.

5.5 PURCHASE ORDERS. All Purchase Orders shall be submitted with respect to the lead time and shall be deemed accepted, if the Purchase Order is not rejected in writing within twenty-four (24) hours of submission. Franklin reserves the right to change and or modify any Purchase Order that has been submitted; provided however, that any change and/or modification of the Purchase Order shall not cause any monetary and/or financial burden to Diffon. In the event that Franklin enters into an agreement with a significant customer, as determined by purchase volume over a period of time by Franklin, Franklin shall negotiate a separate agreement with that customer and Diffon shall be required to support Franklin in order to meet any additional commercially reasonable terms and conditions as set forth in any additional agreement(s) that Franklin may enter into with individual customers.

5.6 PAYMENT. Diffon may submit an invoice to Franklin only for Products that are delivered and received as described in this Agreement and in accordance with the appropriate instructions contained in the applicable Purchase Order. Diffon shall not provide an invoice for more than the Purchase Order amount.

5.7 PAYMENT TERMS. Unless otherwise agreed upon by both Parties in writing, payment of thirty percent (30%) of the total purchase price must accompany the Purchase Order and the remaining seventy percent (70%) will be paid within 30 days after shipment or Shipper's USANCE LC 60 days, whichever is earlier.

5.8 CURRENCY. All payments, pricing, and terms shall be calculated in US
Dollars.

ARTICLE 6 - SHIPPING AND TITLE; ACCEPTANCE

6.1 SHIPPING AND TITLE.

(a) All Products shipped to tier 1 carriers, including, without limitation, Sprint, Time Warner, Comcast, Cox, Verizon, T-Mobile and AT&T (each, a "Tier 1 Carrier") shall be shipped DDP, as modified below. All Products shipped to other than a Tier 1 Carrier shall be shipped FCA Korea airport, as modified below. Title to the Products shall be transferred upon leaving Korea, unless otherwise specified by both Parties in writing. FCA and DDP shall have the meanings set forth in Incoterms.

(b) Diffon shall be responsible for proper shipping from Korea using Franklin's preferred freight carrier (each, an "Authorized Freight Company"). Diffon shall only use an Authorized Freight Company that has been approved by Franklin in writing. Diffon shall ship all Products in packaging and configuration as specified by Franklin in writing. Diffon will bear and pay, and otherwise take all responsibility for, causing the Products, and all shipments of Products, to satisfy all customs, duty, and other laws and regulations imposed by the United States or foreign customs authorities or other agencies, including, without limitation, any liability for state and local sales, use or other taxes, and will immediately indemnify Franklin and reimburse Franklin for any amounts required to be disbursed by Franklin in connection with Diffon's failure to perform any such obligations. Diffon will pay all expenses associated with shipping Products, including without limitation expenses for transportation.

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6.2 ACCEPTANCE. Franklin shall have fifteen (15) days from the time of receipt to inspect the Products and provide written notice to Diffon of any shortages, damaged goods, and or defective Products.

ARTICLE 7 - INVENTORY AND LAUNCH SUPPORT

7.1 NEW PRODUCT EVALUATION SAMPLES. For any new Product purchased by Franklin for the first time, Diffon will, at no charge, provide Franklin with samples of the new Product as it requires for any business purpose, including but not limited to, for testing and utilization as a demonstration device.

7.2 PRODUCT LAUNCH SUPPORT. For any new Product provided by Diffon and launched by any of Franklin's customers, Diffon will ensure that all accessories and/or batteries that are provided as part of the original equipment configuration ordered by Franklin's customers (i.e. contained in each fully kitted package), are delivered to Franklin's customers prior to the Product launch date, as required by Franklin, and at Diffon's expense. Diffon acknowledges that failure to deliver any such accessories to Franklin or Franklin's customers prior to the Product launch date may delay the Product launch, as determined by Franklin and/ or Franklin's customers. Diffon will reimburse and hold Franklin harmless for and from any costs, claims or liabilities incurred by Franklin or its customers that are associated with the delayed Product launch.

7.3 PACKAGING DESIGN. Diffon shall work with Franklin in dealing with the design and printing specifications needed by Franklin's customers. This includes, but is not limited to, items related to the customization of the Product, Product gift box, and other brandable or designable items that come with the Product.

7.4 MARKETING. Except as provided herein, Franklin shall pay for any marketing efforts in relation to the Products. Diffon shall provide service on an as needed basis to execute certain marketing related deliverables, including without limitation, printing and collateral tasks.

7.5 TECHNICAL SUPPORT. As required from time to time, Diffon may be required to send technical engineering teams to Franklin's or its customer's facilities for various reasons, including without limitation, field testing and certification testing, training. Diffon agrees that it will use its best efforts to dispatch any required staff as described herein on an as needed basis as requested by Franklin.

ARTICLE 8 - INSPECTION AND WARRANTY

8.1 WARRANTY PERIOD. Unless otherwise agreed upon in writing, all Products shall have a warranty period of not less than 15 months from the date of shipment to Franklin's customers or end users (the "Warranty Period"). Within five (5) business days of a warranty claim, Diffon shall repair, replace, or refund the purchase price of any Product that has been returned to Franklin due to failure, defects in workmanship or materials, or any other failure resulting from the manufacture of the Product by Diffon, or other third parties that are involved in the manufacture of the Product or that have been engaged by Diffon to manufacture the Product (the "Warranty"), If Diffon fails to comply with its obligations under this Section 8.1 Franklin shall have the right to distribute, at its discretion, Safety Stock (as defined below) to service the customer or end user.

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8.2 END OF PRODUCT LIFE SUPPORT. Diffon shall provide advance notice of at least
1 year prior to the End of Life ("EOL") of any Product supplied to Franklin. Diffon agrees to support each Product for three (3) years after its EOL (the
"EOL Warranty Period"), by repairing, replacing or refunding the purchase price of any Product that is identified to be defective or inoperable, due to failure, defects in workmanship or materials, or any other failure deemed to be resulting from the manufacture of the Product by Diffon or other third parties that are involved in the manufacture of the Product or that have been engaged by Diffon to manufacture the Product, so long as the Product identified is within the EOL Warranty Period.

8.3 WARRANTY SAFETY STOCK. For each Product provided by Diffon, Diffon will make available, free of charge, spare inventory ("Safety Stock") for any Product that has been returned due to failure, defects in workmanship or materials, or any other failure deemed to be resulting from the manufacture of the Product. Safety Stock must be stored as directed by Franklin. Diffon may only charge Franklin for the Safety Stock if it is sold to a customer, except as provided in Section 8.1, All Safety Stock will be new Products and the full Warranty will be available on the Product. Diffon will provide Franklin with an inventory of Safety Stock equal to two percent (2% of the number of units of each Product sold during the previous 12 months. If there is not sufficient data to calculate the two percent (2%) of unit sales or if demand requires, Diffon and Franklin will work together to develop a plan to accurately forecast the Safety Stock unit quantities.

8.4 EPIDEMIC FAILURE. A return ratio for defective Products under warranty that exceeds two percent (2%) of the total amount of units of such Product delivered during the previous six (6) months for the same cause shall be considered "Epidemic Failure." Franklin shall notify Diffon in writing of any Epidemic Failure.

8.5 RESOLVE. Upon receiving notice of an Epidemic Failure from Franklin, Diffon must identify the cause within twenty-four (24) hours and provide a strategic resolution within seventy-two (72) hours of identifying the cause of such Epidemic Failure. Diffon shall work under the direction of Franklin to resolve any Epidemic Failure that is identified by Franklin's customers or Franklin. If Diffon is not able to provide a strategic resolution to the Epidemic Failure which is acceptable to Franklin within the seventy-two (72) hour time period, Diffon will reimburse and hold Franklin harmless for and from any costs, claims or liabilities incurred by Franklin or its customers that are associated with the Epidemic Failure, including without limitation, all expenses related to any Product recall and shipping.


ARTICLE 9 - INDEMNIFICATION; CONFIDENTIALITY: INTELLECTUAL PROPERTY RIGHTS

9.1 INDEMNIFICATION. Notwithstanding anything to the contrary set forth in this Agreement, Diffon agrees to indemnify, defend and hold harmless Franklin, its officers, directors, employees, agents, shareholders, legal representatives, successors and assigns from loss, liability, costs, damages, or expenses from any and all claims, actions and suits instituted by Franklin or any third party, whether groundless or otherwise, and from and against any and all such claims, damages, losses, liabilities, judgments, expenses, and costs including, without limitation, reasonable attorneys' fees arising from (a) the breach of this Agreement by Diffon or its agents, employees, representatives, subcontractors, or others acting on behalf of Diffon, (b) strict liability claims, including without limitation, product liability claims, misrepresentations, or breach of warranty, (c) negligence, errors or omissions on the part of Diffon or its agents, employees, representatives, subcontractors or others acting on behalf of

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Diffon related to the design or manufacture of the Products, and (d) any claims that any Product purchased from Diffon infringes any United States or foreign patent, copyright or intellectual property right. In connection with Diffon's indemnification obligations set forth in this Section 9.1 Franklin agrees to (i) give written notice to Diffon of any such claim, action or suit, and (ii) reasonably assist, at Diffon's expense, in such defense. Diffon shall defend such claim, action or suit at Diffon's sole cost and expense. No settlement negotiated by Diffon under this Section 9.1 shall be binding on Franklin without Franklin's written consent. If Diffon fails to promptly defend or otherwise settle or finally resolve any such claim, action, or suit, Franklin may defend such claim, action, or suit using counsel selected by Franklin, and Diffon shall reimburse Franklin for any resulting loss, damages, costs, charges, attorney's fees, and other expenses and the related costs of defending such claim, action, or suit.

9.2 Confidentiality. Each Party agrees to hold the other Party's Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. "Confidential Information" means all information disclosed by one Party to the other Party that is not generally known in such Party's trade or industry and shall include, without limitation,
(a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of a Party or its affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of a Party or its affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Franklin or Diffon in the course of Franklin's or Diffon's business. The obligations set forth in this Section 9.2 shall not apply with respect to any portion of the Confidential Information that a Party can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to one Patty by the other Party; (b) entered the public domain through no fault of a Party, subsequent to the time it was communicated to such Party; (c) was in a Party's possession free of any obligation of confidence at the time it was communicated to such Party; (d) was rightfully communicated to a Party free of any obligation of confidence subsequent to the time it was communicated to such Party; (e) was developed by employees or agents of a Party independently of and without reference to any information communicated to such Party by the other Part; or (f) was communicated by a Party to an unaffiliated third party free of any obligation of confidence. In addition, a Party may disclose the other Party's Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law; ,provided, however, that, to the extent reasonably practicable, the disclosing Party will provide prompt prior written notice to the other Party and will reasonably cooperate with the other Party if it seeks a protective order or takes other legal action to prevent the disclosure of such Confidential Information (unless the disclosing Party is specifically prohibited by law from so doing). The provisions of this Section shall survive any expiration or termination of this Agreement and shall remain in effect and be binding upon the Parties for the period of 60 months following the date of such expiration or termination, as the case may be.

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9.3 RETURN OF CONFIDENTIAL INFORMATION AND MATERIALS. Upon request of a Party, the other Party shall return to such Party all materials, in any medium, which contain or reveal all or any Confidential Information of such Party. Each Party acknowledges that a breach of this Section by it may result in irreparable harm to the other Party, for which monetary damages would be an insufficient remedy, and therefore that the other Party shall be entitled to seek injunctive relief to enforce the provisions of this Section.

9.4 INTELLECTUAL PROPERTY RIGHTS. Each Party shall retain all right, tide and interest in and to all of its intellectual property, including without limitation trade names, trademarks, service marks, copyrights, proprietary products and Confidential Information owned by each Party ("Intellectual Property Rights"). Nothing in this Agreement confers any rights of ownership of the other Party's (or any other party's) Intellectual Property Rights.

ARTICLE 10 - MISCELLANEOUS

10.1 FORCE MAJEURE.

(a) Except for the payments due for the Products delivered by Diffon, neither Party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to unforeseen circumstances or causes beyond such Party's reasonable control (each, individually, a "Force Majeure Event") including, without limitation: (i) acts of God, act (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (ii) inability to timely obtain either necessary and/or proper labor, materials, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information, The foregoing shall apply even though any Force Majeure Event occurs after such Party's performance of its obligations is delayed for other causes but only during the period of the applicable Force Majeure Event.

(b) The Party affected by a Force Majeure Event shall give written notice to the other Party of the Force Majeure Event within five (5) days after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore. Such Party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible. Upon restoration of the affected Party's ability to perform its obligations hereunder, the affected Party shall give written notice to the other Party within a reasonable time and shall specify the time by which the performance of the obligations hereunder is to be completed.

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10.2 INJUNCTIVE RELIEF. Each Party agrees that a breach of the terms of this
Agreement would represent substantial and irreparable harm and that monetary damages would be inadequate. Therefore, the Parties agree that, in addition to any other rights and/or remedies of the Parties, that the non-breaching Party shall be entitled to injunctive relief to ensure compliance with the terms of this Agreement.

10.3 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in all respects in accordance with the laws of California without regard to its conflicts of law provisions. For purposes of venue and jurisdiction, this Agreement will be deemed made and to be performed in San Diego County, California, Venue for all purposes will lie exclusively with the state and federal courts located in San Diego County, California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each Party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

10.4 COMPLIANCE WITH UNITED STATES REGULATIONS. Nothing contained in this Agreement will require or permit Franklin or Diffon to do any act inconsistent with the requirements of (a) the regulations of the United States Department of Commerce, (b) the foreign assets controls or foreign transaction control regulations of the United States Treasury Department or (c) any applicable law, regulation or executive order as may be in effect wherever the Products are manufactured or sold from time to time.

10.5 ASSIGNMENT. Diffon shall not assign this Agreement to any other person or entity without Franklin's prior written consent. In the event of assignment with the prior written consent of Franklin, Diffon shall not be relieved from its obligations under this Agreement and shall be held responsible for its performance. Franklin may transfer or assign all or any part of its rights and obligations under this Agreement.

10.6 NON-WAIVER. No claim or right of either Party under this Agreement shall be deemed to be waived or renounced in whole or in part unless the waiver or renunciation of such claim or right its acknowledged and confirmed in writing by such Party.

10.7 MERGER. This Agreement and the attached Exhibits contains the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such Parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede the execution of this Agreement.

10.8 INTERPRETATION. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. No provision of this Agreement shall be construed against any Party on the grounds that such Party or its counsel drafted that provision.

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10.9 SEVERABILITY. Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of the provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of any provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or =enforceability, unless the provision or its application is essential to this Agreement. The Parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

10.10 FURTHER ASSURANCES. Each Party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement upon demand.

10.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

10.12 NOTICES. All notices or other communications required or permitted to be given to a Party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such Party at the following respective address:

If to Franklin:

               Franklin Wireless Corporation
               5440 Morehouse Drive, Suite 1000
               San Diego, California 92121 USA
               Attention: President
               Facsimile: __________________________

        with a copy to (not constituting notice):

               Solomon Ward Seidenwurm & Smith LLP
               401 B Street, Suite 1200
               San Diego, California 92101
               Attention: Harry J. Proctor
               Facsimile: (619) 231-4755


If to Diffon:

               Diffon Corporation
               Digital Tower Aston Suite 1505 505-15
               Gasan, Geumcheon


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

               Seoul 153803 Korea
               Attention: President
               Facsimile: __________________________

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section. Any Party to this Agreement may give a notice of a change of its address to the other Party to this Agreement.

10.13 AMENDMENT. Except to the extent otherwise expressly permitted by this Agreement, no amendment of, or addition to, this Agreement shall be effective unless reduced to a writing executed by the duly authorized representatives of both Parties.

10.14 NO AGENCY. The relationship between Franklin and Diffon is that of a vendor to its vendee, and nothing herein contained shall be construed as constituting either Party the employee, agent, independent contractor, partner or co-venturer of the other Party. Neither Party shall have any authority to create or assume any obligation binding on the other Party.

10.15 ETHICAL STANDARDS. Diffon will comply with the United States Foreign Corrupt Practice Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity. No gift, benefit or contribution in any way related to Franklin or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

10.16 CONTROLLING LANGUAGE. This Agreement is in the English language only, which will be controlling in all respects. No translation, if any, of this Agreement into any other language will be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either Party hereto.

10.17 EFFECTIVENESS. This Agreement shall become effective when it has been executed by all of the Parties to this Agreement.

      IN WITNESS WHEREOF, the Parties hereto hereby execute this Agreement effective as of the day and year first above written.

Franklin                                    Diffon


By: /s/ OC Kim                              By: /s/ Ji Ho Cho
   ------------------                          ------------------
Name:  OC Kim                               Name:  Ji Ho Cho
Title: President                            Title: CEO

                                    EXHIBIT A
                                    Products

TBD

                                    EXHIBIT B
                                     Pricing

TBD








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